Gehl Company	Tel: 262/334-9461
143 Water Street	Fax: 262/334-6603
P.O. Box 179	http://www.gehl.com
West Bend, WI 53095-0179
USA

Contact:
Thomas M. Rettler
Chief Financial Officer
262-334-6632

News Release

GEHL COMPANY REPORTS RECORD FIRST QUARTER SALES AND INCOME
FROM CONTINUING OPERATIONS

        WEST BEND, WI, April 28, 2006 – Gehl Company (NASDAQ NM: GEHL), today reported record first quarter net sales from continuing operations of $122.1 million for the quarter ended March 31, 2006, an increase of 12% from 2005 first quarter net sales from continuing operations of $108.9 million. Record first quarter income from continuing operations was $6.4 million, or $.51 per diluted share, for the first quarter of 2006, compared with income from continuing operations of $4.9 million, or $.47 per diluted share, for the first quarter of 2005.

        On April 3, 2006, the Company announced the discontinuation of its agricultural implement product lines. Income from continuing operations does not include an after-tax charge of $8.9 million, or $.72 per share, which the Company recorded in the first quarter of 2006 related to the discontinuance of these product lines. The Company expects to record the balance of its estimated total after-tax charge related to the discontinuation (an additional $0.5 million, or $.04 per share) in the second quarter of 2006. Including the $8.9 million after-tax charge, the Company recorded a net loss of $2.7 million in the first quarter of 2006 compared to net income of $4.9 million in the first quarter of 2005.

        Operating profit was $11.3 million, or 9.2% of net sales, in the first quarter of 2006, compared to $8.4 million, or 7.7% of net sales, in the first quarter of 2005. The improvement in operating profit as a percentage of net sales was the result of operating expense leverage and increased gross margin. Operating expenses were 12.3% of net sales in the first quarter of 2006, down from 13.4% in the first quarter of 2005. Gross margin improved to 21.5% in the first quarter of 2006 compared to 21.2% in the first quarter of 2005. The increase in gross margin was primarily due to improved product price realization in the first quarter of 2006.

(M O R E)

Gehl Company
Gehl Company Reports Record First Quarter Sales and
Income from Continuing Operations
April 28, 2006

        “First quarter results provided an excellent start to the year,” said William D. Gehl, Chairman and Chief Executive Officer. “Record first quarter sales and income, as well as improved margins, reflect the successful execution of our compact equipment focused strategy, continued strength in our construction markets and our ongoing efforts to drive cost out of our business.”

2006 Full Year Outlook

        The Company reaffirmed its 2006 full year outlook with net sales from continuing operations in the range of $485 million to $495 million and earnings per diluted share from continuing operations of $2.20 to $2.30. Expected earnings per diluted share include an estimated $0.06 per share of compensation expense related to the Company’s adoption of Statement of Financial Accounting Standards No. 123R, which requires companies to recognize compensation expense for all stock-based awards.

Conference Call

        A conference call is scheduled for 10:00 a.m. CDT on Friday, April 28, 2006. The call will review 2006 first quarter earnings and discuss the Company’s 2006 full year outlook.

        All interested parties are invited to listen to the presentation. The conference call may be accessed by dialing (866) 362-4831 or (617) 597-5347 up to 15 minutes before the call begins. The passcode is 46822749. Access may also be gained through the Company’s web site (www.gehl.com) by first clicking on the Investor Relations tab, then clicking on Web Casts, and then selecting the 1st Quarter 2006 Financial Earnings Conference Call Web Cast. A replay of the conference call will be available beginning at noon CDT. An archive of the presentation will be available for one year on the Company’s web site after the call. A telephonic replay of the audio presentation will be available for one week after the call by dialing (888) 286-8010 or (617) 801-6888. The replay pass code is 14471611.

(M O R E)

Gehl Company
Gehl Company Reports Record First Quarter Sales and
Income from Continuing Operations
April 28, 2006

Forward Looking Statements

        Certain statements included in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. When used in this press release, words such as the Company “believes,” “anticipates,” “expects,” “estimates” or “projects” or words of similar meaning are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, that could cause actual results to differ materially from those anticipated as of the date of this press release. Factors that could cause such a variance include, but are not limited to, those risk factors cited in the Company’s filings with the Securities and Exchange Commission, any adverse change in general economic conditions, unanticipated changes in capital market conditions, the Company’s ability to implement successfully its strategic initiatives (including cost reduction initiatives), unanticipated expenses associated with the discontinuance of the Company’s agricultural implement lines, market acceptance of newly introduced products, unexpected issues related to the pricing and availability of raw materials (including steel) and component parts, unanticipated difficulties in securing product from third party manufacturing sources, the ability of the Company to increase its prices to reflect higher prices for raw materials and component parts, the cyclical nature of the Company’s business, the Company’s and its customers’ access to credit, competitive pricing, product initiatives and other actions taken by competitors, disruptions in production capacity, excess inventory levels, the effect of changes in laws and regulations (including government subsidies and international trade regulations), technological difficulties, changes in currency exchange rates or interest rates, the Company’s ability to secure sources of liquidity necessary to fund its operations, changes in environmental laws, the impact of any strategic transactions effected by the Company, and employee and labor relations. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, the Company’s expectations for 2006, including those listed in the “2006 Full Year Outlook” above, are based in part on certain assumptions made by the Company, including those relating to commodities prices, which are strongly affected by weather and other factors and can fluctuate significantly, housing starts and other construction activities, which are sensitive to, among other things, interest rates and government spending, and the performance of the U.S. economy generally. The accuracy of these or other assumptions could have a material effect on the Company’s ability to achieve its expectations.

(M O R E)

Gehl Company
Gehl Company Reports Record First Quarter Sales and
Income from Continuing Operations
April 28, 2006

About Gehl Company

        Gehl Company (Nasdaq NM: GEHL) is a manufacturer of compact equipment used worldwide in construction and agricultural markets. Founded in 1859, the Company is headquartered in West Bend, WI. The Company markets its products under the Gehl ® and Mustang ® brand names. Mustang product information is available on the Mustang Manufacturing website (www.mustangmfg.com). CE Attachments, Inc. information is available at (www.ceattach.com). Gehl Company information is available at (www.gehl.com) or contact: Gehl Company, 143 Water Street, West Bend, WI 53095 (telephone: 262-334-9461).

(TABLES TO FOLLOW)

Gehl Company
Gehl Company Reports Record First Quarter Sales and
Income from Continuing Operations
April 28, 2006

GEHL COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share data)

	For the First Quarter Ended
	March 31, 2006	April 2, 2005
Net sales	$122,123	$108,881
Cost of goods sold	95,871	85,838

Gross profit	26,252	23,043
Selling, general and administrative expenses	14,979	14,635

Income from operations	11,273	8,408
Interest expense	(1,150)	(1,440)
Interest income	1,251	1,133
Other expense, net	(1,487)	(658)

Income from continuing operations before income taxes	9,887	7,443
Provision for income taxes	3,501	2,530

Income from continuing operations	6,386	4,913
(Loss) income from discontinued operations, net of tax	(116)	11
Loss on disposal of discontinued operations, net of tax	(8,927)	--

Net (loss) income	$(2,657)	$4,924

Diluted earnings per share:
from continuing operations	$0.51	$0.47
from discontinued operations	(0.73)	0.00

Total diluted earnings per share	$(0.21)	$0.47

Weighted average number of common
shares and common stock equivalents	12,423	10,401
Basic earnings per share:
from continuing operations	$0.53	$0.49
from discontinued operations	(0.76)	0.00

Total basic earnings per share	$(0.22)	$0.49

Weighted average number of common
shares	11,946	10,010

Gehl Company
Gehl Company Reports Record First Quarter Sales and
Income from Continuing Operations
April 28, 2006

GEHL COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	March 31, 2006	December 31, 2005	April 2, 2005
ASSETS
Cash	$3,062	$4,842	$26,142
Accounts receivable - net	183,309	158,695	133,115
Finance contracts receivable - net	14,681	34,524	40,667
Inventories	44,225	39,121	34,566
Assets of discontinued operations - net	12,436	24,607	37,097
Deferred income taxes	11,974	7,483	8,104
Prepaid expenses and other current assets	9,216	8,100	3,030

Total current assets	278,903	277,372	282,721
Property, plant and equipment - net	29,778	29,923	28,117
Goodwill	11,748	11,748	11,748
Other assets	32,078	25,691	24,294

Total assets	$352,507	$344,734	$346,880

LIABILITIES AND SHAREHOLDERS' EQUITY
Total current liabilities	$82,177	$70,858	$102,119
Long-term debt obligations	48,883	52,069	87,851
Other long-term liabilities	13,813	12,331	12,588
Deferred income taxes	983	983	1,247
Total shareholders' equity	206,651	208,493	143,075

Total liabilities and shareholders' equity	$352,507	$344,734	$346,880

Gehl Company
Gehl Company Reports Record First Quarter Sales and
Income from Continuing Operations
April 28, 2006

GEHL COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	For the Three Months Ended
	March 31, 2006	April 2, 2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(2,657)	$4,924
Adjustments to reconcile net (loss) income to net cash
provided by (used for) operating activities:
Loss on discontinued operations (non-cash)	11,682	--
Depreciation and amortization	1,393	1,415
Loss on sale of property, plant and equipment	2	--
Compensation expense for share based payments	319	53
Deferred income taxes	(4,491)	--
Cost of sales of finance contracts	877	(717)
Proceeds from the sales of finance contracts	49,031	46,643
Increase in finance contracts receivable	(28,696)	(12,473)
Increase in retained interest in sold finance contracts	(8,881)	(14,821)
(Decrease) increase in cash due to changes in:
Accounts receivable - net	(25,570)	(35,546)
Inventories	(2,775)	(4,103)
Accounts payable	9,372	8,181
Remaining working capital items	3,661	77

Net cash provided by (used for) operating activities	3,267	(6,367)
CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment additions	(1,061)	(2,053)
Proceeds from the sale of property, plant and equipment	10	--
Other	(8)	(2)

Net cash used for investing activities	(1,059)	(2,055)
CASH FLOWS FROM FINANCING ACTIVITIES:
(Repayments on) proceeds from revolving credit loans	(3,129)	18,411
Repayments of other borrowings - net	(927)	8,722
Proceeds from issuance of common stock	68	2,169

Net cash (used for) provided by financing activities	(3,988)	29,302
Net (decrease) increase in cash	(1,780)	20,880
Cash, beginning of period	4,842	5,262

Cash, end of period	$3,062	$26,142